Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. EXPECTS TO REPORT FULLY DILUTED EPS OF $0.51 TO $0.53 FOR Q3 2004; EVALUATING FAS 91 CHANGE BUT EXPECTS NO SIGNIFICANT IMPACT FOR 2004, 2003 OR 2002 REPORTED RESULTS; THE COMPANY REAFFIRMS EXPECTED FULLY DILUTED EPS OF $2.00 TO $2.05 FOR 2004

Contact:                 John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, October 21, 2004 - Investors Financial Services Corp. (Nasdaq: IFIN) announced today that it expects to report fully diluted earnings per share of $0.51 to $0.53 for the quarter ended September 30, 2004.  The Company also expects to report fully diluted earnings per share of $1.55 to $1.57 for the nine months ended September 30, 2004.  The Company is releasing a preliminary earnings estimate today as it finalizes the impact of an expected change in application of Financial Accounting Standard No. 91 (“FAS 91”).  This change is not expected to have a material impact on earnings for 2004.

In the third quarter of 2004 the Company’s revenue from core services such as global custody, multicurrency accounting and mutual fund administration rose to $76.6 million, up 17% from $65.3 million in the same period in the prior year. Revenue from ancillary services including foreign exchange, securities lending, cash management, and investment advisory services increased to $23.5 million for the quarter, up 21% from $19.5 million in the third quarter of 2003.

Assets processed for clients totaled approximately $1,243 billion at September 30, 2004 compared to $1,203 billion at June 30, 2004 and $956 billion at September 30, 2003.

Kevin J. Sheehan, Chairman and Chief Executive Officer, stated, “Our business trends remain strong, as both core services and ancillary services continued to show impressive growth in the third quarter.  We are pleased with the continued validation of our unwavering commitment to superior client service.  We continue to expect to achieve fully diluted earnings per share of $2.00 to $2.05 for 2004.”

Commenting on the change in the application of FAS 91, the Company noted that it has historically applied a prospective method under FAS 91 to determine the amortization of premiums and accretion of discounts on applicable investment securities.  The Company has determined that it is appropriate to change to applying a retrospective method on applicable investment securities.  The Company does not believe that the impact of this change will be significant in the years 2004, 2003 and 2002.  The impact on 2001 reported earnings per share could be higher due to changes in interest rates that occurred in that year.  The Company is working closely with its audit committee in evaluating the effects of this change in application of FAS 91, and expects to complete this evaluation by November 15, 2004.

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Today the Company also announced that its Board of Directors declared a cash dividend of $0.0175 per share on its common stock.  The dividend is payable November 15, 2004 to stockholders of record as of October 29, 2004.

Investors Financial will broadcast a conference call, via the Internet, today, October 21, 2004 at 5:00 p.m. ET. The call will be accessible on Investors Financial’s home page at http://www.ibtco.com.  The conference call will also be available via telephone at (913) 981-5532, confirmation code 937731.  Recorded replays of the conference call will be available at www.ibtco.com or by dialing (719) 457-0820, confirmation code 937731.

Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including global custody, multicurrency accounting, and mutual fund administration, as well as ancillary services including securities lending, foreign exchange, and cash management.  Offices are located in the United States, Canada, Cayman Islands, and Ireland.  Visit Investors Financial on the web at http://www.ibtco.com.

This news release contains forward-looking statements (statements that are not historical facts). These statements, such as the Company’s statements regarding expected fully diluted earnings per share for the three months and nine months ended September 30, 2004 and the year ended December 31, 2004, the expected date of the completion of the Company’s evaluation of the effect of the change in application of FAS 91, and the impact of the change in application of FAS 91, are neither promises nor guarantees, are based upon assumptions and estimates that might not be realized and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements.  Such risks and uncertainties include the time required to fully analyze the effect of the change in application to the retrospective method of accounting from the prospective method of accounting under FAS 91, the results of such analysis, the performance of global financial markets, changes in interest rates, changes in the relationship between long-term and short-term interest rates, regulatory actions affecting the Company’s clients, and the Company’s ability to continue to manage its costs. Additional factors that could also affect actual results are set forth under the heading “Certain Factors That May Affect Future Results” in the Company’s Form 10-Q for the quarter ended June 30, 2004 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.